Exhibit 10.32

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of August 17, 2009 by and among MTS ACQUISITION COMPANY, INC., a California corporation (“Purchaser”), GENERAL ENVIRONMENTAL MANAGEMENT, INC., a Nevada corporation (“Parent Co.”), GENERAL ENVIRONMENTAL MANAGEMENT, INC., a Delaware corporation (“Seller”) and GEM MOBILE TREATMENT SERVICES, INC., a California corporation (the “Company”).  Purchaser, Parent Co., Seller and the Company are referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

A.           Seller desires to sell Seller’s shares of Common Stock in the Company to Purchaser and Purchaser desires to purchase such shares from Seller.

B.           Parent Co., Seller, Purchaser and the Company want to enter into other arrangements in connection with the aforementioned stock sale.

C.           John Beale (“Beale”) and Paul Anderson (“Anderson”) are officers of the Company and have been involved in its day to day operations since as early as March 2006, and Anderson was one of the previous owners of the Company prior to a transaction in 2006 in which the Company was purchased by the Seller.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Parties hereby agree as follows:

1.             Definitions.

1.1           Defined Terms.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

(a)           “Code” means the Internal Revenue Code of 1986, as amended or superseded through the date hereof.

(b)           “Indebtedness” means with respect to a Person (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services, and (iii) all obligations of such Person on or with respect to then outstanding letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

(c)           “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.

                    1.2           Other Terms.  Each of the following terms shall have the meaning ascribed to them in the Section of this Agreement set forth opposite it:

19th Hole	4.8
Action	4.14
Affiliate	4.7(j)
Agreement	Preamble
Anderson	Recital C
Back Nine	2.2(b)
Balance Sheet Date	4.6(a)
Beale	Recital C
Benefit Plans	4.15(a)
Cap Amount	7.3(b)
Cash Equivalents	2.5
Claim Notice	7.4(a)
Claims Period	7.1(b)
Closing and Closing Date	3.1
Closing Date Payment	2.1
Collateral Agreement	2.1
Company	Preamble
Contracts	4.19(a)
Credit Agreement	3.3
CVC	2.2(a)
Damages	7.2(a)
Deductible Amount	7.3(a)
due inquiry	4

Environmental Laws	4.23(b)
ERISA	4.15(a)
Excluded Claims	7.1(b)
Financial Statements	4.6(a)
GAAP	4.6(a)
Governmental Entity	4.14
Gross Sales	2.2(b)
Hazardous Material	4.23(c)
Indemnifiable Claim	7.4(a)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Intellectual Property Rights	4.11
June 30, 2009 Balance Sheet	4.6(a)
Legal Requirement	4.4
Liens	2.1
Material Adverse Effect	4.7(g)
Note	2.1
Ordinary Course	4.6(b)
Organizational Documents	4.4
Parent Co.	Preamble
Parent Collateral Agreement	3.4
Party and Parties	Preamble
Permits	4.16(a)
Policies	4.12
Proprietary Information	4.11
Purchase Price	2.3
Purchaser	Preamble
Purchaser Indemnitees	7.2(a)

Purchaser’s Disclosure Schedule	5
Real Property	4.8
Release	4.23(d)
Royalty Payments	2.2(a)
Royalty Period	2.2(a)
Second Note	3.3
Securities Act	5.5
Seller	Preamble
Seller’s Disclosure Schedule	4
Seller’s Knowledge	4
Seller Post-Closing Payments	3.2
Shares	2.1
Special Claim	7.4(b)
Tangible Assets	2.4
Tax Returns	4.25(a)
Taxes	4.25(a)
Termination Date	7.1(b)

 2.           Purchase and Sale of Shares at the Closing.

2.1           Promissory Note.  Subject to the terms and the satisfaction of the conditions set forth in Section 3 of this Agreement, at the Closing, (i) Seller shall sell and deliver to Purchaser, free and clear of any Liens (other than the security interest granted by Purchaser pursuant to the Collateral Agreement in the form attached hereto as Exhibit A (the “Collateral Agreement”)), the 1,000,000 shares of the Company’s Common Stock (the “Shares”) owned by Seller; and (ii) Purchaser shall deliver to Seller a secured promissory note in the principal amount of $5,600,000.00 in the form attached hereto as Exhibit B (the “Note”) (the “Closing Date Payment”).  As used in this Agreement, “Liens” means any and all mortgages, claims, encumbrances, retention rights, charges, assessments, levies, easements, limitations, claims, restrictions, pledges, security interests or impositions of any kind.

2.2           Royalty Payments.

(a)           Purchaser will pay or cause the Company to pay Seller, as additional consideration for the Shares, a royalty equal to two percent (2%) of monthly Gross Sales (as defined below) for each month beginning in January 2010 and ending in December 2012 (the “Royalty Period” and any and all payments owed pursuant to this Section 2.2(a) are referred to herein as the “Royalty Payments”); provided, however, that $1,000,000.00 is the minimum total Royalty Payments and $2,000,000.00 is the maximum total Royalty Payments. On or before the 20th day of each month beginning in February 2010 and continuing through January 2013, Purchaser will calculate the Gross Sales for the immediately preceding month and pay two percent (2%) of the Gross Sales for that month to Seller.  If at any time during the Royalty Period $2,000,000.00 in total Royalty Payments have been paid to Seller, Purchaser will owe no further Royalty Payments to Seller.  If by January 20, 2013 Seller has not received at least $1,000,000.00 in total Royalty Payments, Purchaser will, on or before March 31, 2013, pay to Seller the difference between $1,000,000.00 and the amount of total Royalty Payments previously paid by Purchaser to Seller.  Notwithstanding the foregoing or any other provision of this Agreement, the following exceptions regarding Royalty Payments apply: (i) if the total royalties paid to Seller for the months of January through December 2010 or any portion thereof exceed $500,000.00, Purchaser may defer any and all royalties in excess of $500,000.00 owed pursuant to this Section 2.2(a) and such deferred amount must be paid to Seller on or before January 20, 2011 unless the maximum total royalty is reduced to $500,000.00 pursuant to the following exception; and (ii) if Purchaser pays in full both the Note and the Second Note (and informs CVC California, LLC, a Delaware limited liability company (“CVC”) to terminate the revolving line of credit pursuant to which the Second Note was issued) on or before December 31, 2010, the maximum total Royalty Payments owed pursuant to this Section 2.2(a) will be reduced to $500,000.00 (provided, however, that in order for the maximum total Royalty Payments to be reduced to $500,000.00, Purchaser must also pay Seller (within five (5) business days after paying the Note in full) an amount equal to $500,0000 minus the total Royalty Payments paid to Seller prior to the time when the Note and the Second Note are paid in full).  If at any time Purchaser (or the Company at Purchaser’s direction) has paid more than the maximum total Royalty Payments owed to Seller pursuant to this Agreement, Purchaser will give written notice of such overpayment to Seller and Seller will refund the entire overpayment to Purchaser (or to the Company at Back Nine’s direction) within 30 days after receiving such notice.

(b)           As used in this Agreement, the term “Gross Sales” means the revenue actually billed by the Company for any and all services provided or products, equipment or parts sold by the Company, the Purchaser, Back Nine, LLC, a California limited liability company (“Back Nine”) or any of their respective affiliates, subsidiaries or successors (excluding any payments made by the Company to Back Nine pursuant to any equipment leases between Back Nine and the Company); provided, however, that Royalty Payments with respect to Gross Sales not collected will be deferred until such Gross Sales are collected and upon collection thereof will be paid to Seller.  Notwithstanding any other provision of this Section 2.2, if the Company at any time pays a refund on any portion of collected Gross Sales on which it previously made a Royalty Payment, the Company may make a corresponding reduction in one or more subsequent Royalty Payments in order to offset the Royalty Payment previously made on the refunded amount.  Upon reasonable notice to Back Nine, during normal business hours and no more frequently than twice each calendar year, Seller will be entitled to audit (at its own expense) the Gross Sales and the calculation of any Royalty Payments.  Seller agrees that, pursuant to an agreement that Seller either has or will enter into with CVC, any and all Royalty Payments owed pursuant to this Section 2.2 are to be paid to CVC until if and when CVC instructs Back Nine in writing to do otherwise.

2.3           Purchase Price.  The Parties hereby acknowledge and agree that the Closing Date Payment and the obligation to pay the Royalty Payments (as such amounts may be adjusted pursuant to the terms of this Agreement, the “Purchase Price”) shall constitute the full consideration for the Shares.

2.4           Tangible Assets.  Attached hereto as Schedule 2.4 is a list of the Company’s owned equipment, machinery, vehicles, furniture, equipment and other fixed assets (the “Tangible Assets”).

2.5           Cash and Accounts Receivable.  Any and all existing cash, Cash Equivalents (as “Cash Equivalents” is defined in the Credit Agreement other than part (f) of that definition) and accounts receivable of the Company related to any services performed or products sold by the Company on or after July 20, 2009 will not be transferred out of the Company prior to the Closing and will remain in the Company through the Closing Date.  Seller will be entitled to receive and retain any and all cash, cash equivalents and accounts receivable of the Company related to any services performed or products sold by the Company on or before July 19, 2009.  Attached hereto as Schedule 2.5 is a list of all the accounts receivable of the Company that the Company, following the Closing, is entitled to receive and retain pursuant to this Section 2.5; any and all accounts receivable of the Company not listed on Schedule 2.5 as an account receivable that is to be retained, in full or in part, by the Company will be retained by the Seller.  Following the Closing, the Seller, Parent Co. and the Company will cooperate with one another and each use commercially reasonable efforts in an effort to ensure that all accounts receivable of the Company (including accounts receivable retained by Seller) are properly and fairly collected and that funds received as payment on accounts receivable of the Company (including accounts receivable retained by Seller) are properly allocated and distributed pursuant to this Section 2.5.

 3.           Closing.

                    3.1           Closing Date.  The purchase and sale of the Shares in exchange for the Purchase Price will be consummated at a closing (the “Closing”) held at the Law Office of Matt Sumrow, 4695 MacArthur Court, Suite 310, Newport Beach, California 92660 on August 17, 2009 at 10:00 a.m. (the “Closing Date”), simultaneously with the Parties signing and delivering signed counterparts of this Agreement.

3.2           Payment of Certain Liabilities.  As a condition precedent to Purchaser purchasing the Shares and the Closing of the transaction contemplated herein, the Company must pay in full all the liabilities listed on Schedule 3.2 prior to the Closing (other than those liabilities specifically identified on Schedule 3.2 as to be paid by the Seller in full no later than thirty calendar days after the Closing Date, with such post closing payments referred to herein collectively as the “Seller Post-Closing Payments”).   Seller agrees to pay (or have Parent Co. pay in lieu of Seller) all the Seller Post-Closing Payments in full no later than thirty calendar days after the Closing Date.

3.3           Line of Credit.  As an inducement for Purchaser to purchase the Shares and enter into the Collateral Agreement, Seller will: (i) provide Purchaser a line of credit in the amount of $700,000.00 and evidenced by a revolving credit agreement between Purchaser and Seller in the form attached hereto as Exhibit C (the “Credit Agreement”).  The amounts owed by Purchaser pursuant to the Credit Agreement will be further evidenced by a secured promissory note made by Purchaser in the form attached hereto as Exhibit D (the “Second Note”).

3.4           Parent Collateral Agreement.  As a further inducement for Purchaser to purchase the Shares and enter into the Collateral Agreement, Parent Co. will grant a security interest in all of its assets to Purchaser pursuant to the form of Collateral Agreement attached hereto as Exhibit E (the “Parent Collateral Agreement”).

3.5           Release of Liens by CVC.  As a condition precedent to the Closing, CVC will, at or prior to the Closing, release any and all Liens it has in the Shares or any assets of the Company (with such Liens to be replaced by the security interest granted by Purchaser pursuant to the Collateral Agreement).

                    3.6           Deliveries at Actual Closing.  The Closing shall be subject to the following Persons delivering or causing to be delivered the following:

(a)           Seller shall deliver to Purchaser one or more certificates representing the Shares together with appropriate stock powers.

(b)           [Intentionally Deleted.]

(c)           Seller shall deliver to Purchaser a copy of the Credit Agreement signed by Seller.

(d)           Parent Co. shall deliver to Purchaser a copy of the Parent Collateral Agreement signed by Parent Co.

(e)           The Company shall have delivered to Purchaser copies of all consents and approvals (including, but not limited to, regulatory approvals and Board Resolutions) required to be obtained by Seller and the Company in connection with the consummation of the transactions contemplated hereunder, which are listed in Schedule 3.6(e).

(f)           Purchaser shall deliver to Seller the signed Note, the signed Second Note and copies of the Credit Agreement, Collateral Agreement and Parent Collateral Agreement signed by Purchaser.

(g)           Purchaser shall have received certificates of Good Standing with respect to the Company issued by the office of the Secretary of State of the State of California, dated as of a date no more than ten (10) days prior to the Closing Date.

(h)           Purchaser shall have received a certificate, duly executed by the Secretary of the Company and dated as of the Closing Date, certifying the names and specimen signatures of officers of the Company authorized to sign this Agreement, and such other documents as are contemplated by this Agreement on behalf of the Company and certifying that attached thereto are true and correct copies of: (i) the Company’s Articles of Incorporation, as amended, (ii) the Company’s Bylaws, as amended and (iii) resolutions duly adopted by the Board of Directors of the Company and the Company’s sole shareholder approving this Agreement and the consummation of the transactions contemplated hereby (and that such resolutions have not been rescinded, amended or modified).

(i)           Purchaser shall have received a certificate, duly executed by the Secretary of Seller and dated as of the Closing Date, certifying the names and specimen signatures of officers of Seller authorized to sign this Agreement, and such other documents as are contemplated by this Agreement on behalf of Seller and certifying that attached thereto are true and correct copies of: (i) Seller’s Certificate of Incorporation, as amended, (ii) Seller’s Bylaws, as amended and (iii) resolutions duly adopted by the Board of Directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby (and that such resolutions have not been rescinded, amended or modified).

(j)           Purchaser shall have received a certificate, duly executed by the Secretary of Parent Co. and dated as of the Closing Date, certifying the names and specimen signatures of officers of Parent Co. authorized to sign this Agreement on behalf of Parent Co. and certifying that attached thereto are true and correct copies of: (i) Parent Co.’s Articles of Incorporation, as amended, (ii) Parent Co.’s Bylaws, as amended and (iii) resolutions duly adopted by the Board of Directors of Parent Co. approving this Agreement and the consummation of the transactions contemplated hereby (and that such resolutions have not been rescinded, amended or modified).

(k)           Purchaser shall have received a certificate from the Chief Executive Officer of Seller dated as of the Closing Date certifying that Seller has performed and complied with all agreements and obligations contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing.

(l)           Purchaser shall have received a certificate from the Chief Executive Officer of the Company dated as of the Closing Date certifying that the Company has performed and complied with all agreements and obligations contained in this Agreement that are required to be performed and complied with by the Company on or prior to the Closing.

(m)           Seller shall have received a certificate duly executed by the Secretary of Purchaser and dated as of the Closing Date, certifying the names and specimen signatures of officers of Purchaser authorized to sign this Agreement, and such other documents as are contemplated by this Agreement on behalf of Purchaser and certifying that attached thereto are true and correct copies of: (i) Purchaser’s Articles of Incorporation, as amended, (ii) Purchaser’s Bylaws, as amended and (iii) resolutions duly adopted by the Board of Directors and the sole shareholder of Purchaser approving this Agreement and the consummation of the transactions contemplated hereby (and that such resolutions have not been rescinded, amended or modified).

(n)           The Seller shall have received copies of all consents and approvals (including, but not limited to, regulatory approvals) required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereunder, which are listed in Schedule 3.6(n).

(o)           Brett Clark, Timothy Koziol and Clyde Rhodes, Jr. shall tender their respective resignations as directors and officers of the Company, effective as of the Closing Date.

3.7           Merger.  Immediately following the Closing, Purchaser will merge with and into the Company.  As a result of that merger, the Company will become a wholly owned subsidiary of Back Nine.

3.8.           No Other Payments to Seller or Parent Co.  Following the Closing, the Company will not make any payments to Seller or Parent Co. other than any payments owed to Seller pursuant to this Agreement or the Credit Agreement.

         4.           Representations and Warranties of Seller and Parent Co.  As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth in the disclosure schedule delivered by Seller and attached hereto as Schedule 4 with multiple subparts (the “Seller’s Disclosure Schedule”), Parent Co. and Seller hereby, jointly and severally, represent and warrant in all material respects to Purchaser the following as set forth in this Section 4.  Nothing in the Seller’s Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Seller’s Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  An exception in the Seller’s Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception to another representation or warranty to the extent such exception expressly cross-references one or more applicable representations set forth in another section of this Section 4.  The Seller’s Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4 and is attached hereto as Schedule 4.  As used in this Agreement, the phrase “Seller’s Knowledge” means, with respect to any matter in question, that any director or executive officer of Parent Co., Seller or the Company (not including Paul Anderson or John Beale) either (i) has actual knowledge of such matter or (ii) should, after due inquiry, know of such matter.  For this purpose, “due inquiry” means (i) reasonable review of files and other information in the possession of each such person or of which each such person is aware and (ii) reasonable inquiry of employees of Seller or the Company (other than Paul Anderson or John Beale) who have primary responsibilities pertinent to such inquiry and access to information in the possession of Seller or the Company, as the case may be, and responsive thereto.  Notwithstanding any other provision of this Agreement or in any Schedule or Exhibit attached hereto, neither Seller nor Parent Co. will be deemed to have breached any representation or warranty in Sections 4.16, 4.17 or 4.19 through 4.24 below if Anderson or Beale had, as of the Closing Date, actual knowledge (with no duty of inquiry or investigation) of the fact(s) causing such breach.  The burden of proof as to any such actual knowledge on the part of Anderson or Beale will be on the party alleging that Anderson or Beale had such actual knowledge.

                    4.1           Title to Shares.

(a)           The authorized capital stock of the Company is as set forth on Schedule 4.1(a).  The issued and outstanding equity interests of the Company are as set forth on Schedule 4.1(a) and all such issued and outstanding equity interests are owned by Seller in the amounts set forth on Schedule 4.1(a).  All such outstanding equity interests were duly authorized, validly issued and fully paid for and are nonassessable.  There are no existing options, warrants, rights, calls or commitments of any character relating to the equity interests of the Company.  There are no outstanding securities, obligations or instruments convertible into or exchangeable for equity interests of the Company and no commitments to issue such securities, obligations or instruments.  No Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any equity interests of the Company.  Seller represents has good and marketable title to the Shares as set forth on Schedule 4.1(a) (subject only to restrictions on transfer under applicable securities laws), and will convey to Purchaser at the Closing good and marketable title to the Shares, free and clear of any and all Liens (other than the Lien granted by Purchaser pursuant to the Collateral Agreement).

(b)           The Company does not have any direct or indirect subsidiaries.  For purposes of this Agreement, a direct or indirect subsidiary of the Company means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is controlled by the Company through direct ownership of the stock, equity or other interests of such business enterprise or indirectly through the ownership of stock, equity or other interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

                     4.2           Organization, Good Standing and Authority.  The Company was duly organized and is validly existing as a corporation in good standing under the laws of the State of California, with full corporate power and authority to own, operate and lease its properties and to conduct its business as currently conducted.  The Company is qualified as a foreign corporation in all other jurisdictions in which it is required to be so qualified pursuant to applicable law, and all such jurisdictions are listed on Schedule 4.2.  The Company, Seller and Parent Co. have full corporate power and authority to do and perform all acts and things to be done by them under this Agreement and the documents, instruments and agreements executed in connection herewith by the Company, Seller and Parent Co. and the performance of their obligations hereunder and thereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by the Company, Seller, Parent Co. or any other Person, except as set forth or described on Schedule 4.3, is necessary for the execution, delivery or performance of this Agreement by the Company, Seller and Parent Co.

                     4.3           Execution and Delivery.  Except as set forth on Schedule 4.3, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by the Company, Seller and Parent Co. of this Agreement and the transactions contemplated hereby have been duly and lawfully obtained, and the Company, Seller and Parent Co. have full right, power, authority and capacity to execute, deliver and perform this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, Seller and Parent Co. and constitutes legal, valid and binding agreements of said Persons enforceable against said Persons in accordance with its terms in all material respects, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.  The Credit Agreement and the Collateral Agreement have been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms in all material respects, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

                     4.4           No Conflicts.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (a) to Seller’s Knowledge, except as set forth on Schedule 4.4, conflict with or result in any material breach or violation of any term or provision of, or constitute a material default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Company, Seller or Parent Co. is a party or by which any such Person is bound or affected or to which any of the property or assets of any such Person is bound or affected; (b) result in any material violation of the provisions of any of the organizational documents (the “Organizational Documents”) of the Company, Seller or Parent Co. or of any applicable statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award, whether foreign or domestic (“Legal Requirement”); or (c) result in the creation or imposition of any Lien upon the Shares or upon any property or assets of the Company, Seller or Parent Co. (other than the Liens granted by Purchaser pursuant to the Collateral Agreement).  Except for this Agreement, neither the Company, Seller nor Parent Co. has any legal obligation, absolute or contingent, to any other Person to sell any capital stock of the Company, the business of the Company, or any assets of the Company (other than sales of the Company’s assets in the Ordinary Course), or to effect any merger, consolidation or other reorganization of such Person or to enter into any agreement with respect thereto.

                     4.5           Corporate Records.  The copies or originals of the Organizational Documents of the Company and Seller and the minute books and stock records of the Company and Seller previously delivered to Purchaser are true, complete and correct in all material respects (excluding any books or records prepared prior to March 2006).  The Company has, in accordance with good business practices, maintained complete and accurate books and records, and correct records of all its material corporate proceedings; and Seller has delivered originals or accurate and complete copies of all such books and records of the Company to Purchaser prior to the Closing.

                     4.6           Financial Statements; Undisclosed Liabilities.

                                (a)           Schedule 4.6(a) contains true and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheets of the Company as of December 31, 2006, December 31, 2007 and December 31, 2008; (ii) the unaudited income statements of the Company for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008; (iii) the unaudited balance sheet of the Company as of June 30, 2009 (the “June 30, 2009 Balance Sheet”), and (iv) the unaudited statement of income of the Company for the six months ended June 30, 2009.  June 30, 2009 is referred to herein as the “Balance Sheet Date.”  The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”).  The Financial Statements fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated therein, and are in accordance with the books and records of the Company, which are accurate and complete in all material respects.  There were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which were not adequately provided for in the June 30, 2009 Balance Sheet in accordance with GAAP.

(b)           The Company does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the June 30, 2009 Balance Sheet or (ii) incurred in the Ordinary Course from and after the date of the June 30, 2009 Balance Sheet, (iii) disclosed on the Seller’s Disclosure Schedule or (iv) under customer contracts which are not in material default.  As used in this Agreement, “Ordinary Course” means matters occurring in the ordinary course of business in a manner and scope consistent with the past operations of the Company and which do not involve any material breach of any contract or any material violation of any Legal Requirement.

(c)           The Company has fully paid all the liabilities listed on Schedule 3.2 except for the Seller Post-Closing Payments.  Seller (or Parent Co. in lieu of Seller) will pay all the Seller Post-Closing Payments in full no later than thirty calendar days after the Closing Date.

                     4.7           Absence of Certain Changes.  Since the Balance Sheet Date, except as disclosed in Schedule 4.7, the Company has operated its business in the Ordinary Course and has not:

(a)           issued any capital stock or other equity interests of the Company or options or rights to acquire capital stock or other similar rights of the Company, redeemed or repurchased any outstanding shares of capital stock or other equity interests of the Company, declared, set aside or paid any dividend or distribution on any shares of capital stock or other equity interests of the Company, merged with any other entity or purchased or acquired capital stock or other interest in any other entity, purchased or otherwise acquired all or substantially all of the business or assets of any other Person, or transferred or sold a substantial portion of the Company’s business or assets to any Person;

(b)           incurred any debts or liabilities (absolute, accrued, contingent or otherwise), other than current liabilities incurred in the Ordinary Course;

(c)           been subjected to or permitted a Lien upon or otherwise encumbered any of its assets, except any Lien for taxes not yet due;

(d)           sold, transferred, licensed or leased any of its rights, assets or properties except in the Ordinary Course;

(e)           discharged or satisfied any Lien other than a Lien securing, or paid any obligation or liability other than, current liabilities shown on the June 30, 2009 Balance Sheet and current liabilities incurred from and after the Balance Sheet Date, in each case in the Ordinary Course;

(f)           canceled or compromised any debt owed to or by or claim of or against it, or waived or released any right of material value other than in the Ordinary Course;

(g)           made or suffered any change or effect, which (individually or in the aggregate) has had, or may reasonably be expected to have, a Material Adverse Effect (“Material Adverse Effect” means any material adverse effect on or change with respect to the business, financial condition, properties, profitability, or operations of the Company.);

(h)           made any change in its accounting methods, principles or practices;

(i)            paid, or agreed to pay, any increase in compensation payable or to become payable (including any bonus or commission formula) of any kind to any employee, officer, director or consultant;

(j)            entered into any transaction with Seller, Parent Co. or CVC or any Affiliate of Seller, Parent Co. or CVC (“Affiliate” means with respect to Seller, Parent Co. and CVC each subsidiary of Seller, Parent Co. or CVC and any Person controlling, controlled by or under common control with Seller, Parent Co. or CVC).  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership, directly or indirectly, as of the date hereof or as of any future date, of more than 50% of the voting securities of such Person;

(k)           failed to renew or obtain an adequate replacement of any insurance policies material to its business;

(l)            to Seller’s Knowledge, taken any action (covertly or overtly) which would be reasonably expected to cause the termination of any customer Contract; or

(m)          entered into any agreement or otherwise obligated itself to do any of the foregoing.

                    4.8           Property; Encumbrances.  The Company has good, valid and marketable title to all its tangible personal property free and clear of all Liens except as set forth on Schedule 4.8(a), and Liens for taxes not yet due.  The Company does not own any real property and Schedule 4.8(b) contains a list of all real property leased by the Company (the “Real Property”).  Schedule 4.8(c) contains a list of all tangible personal property owned by the Company or held by the Company pursuant to leases or licenses which, individually, have a cost, replacement value or fair market value in excess of $5,000.  The leases and licenses listed on Schedules 4.8(b) and (c) are, except as set forth in Schedules 4.8(b) and (c), in full force and effect without any material default, waiver or indulgence thereunder by the Company or, to Seller’s Knowledge, by any other party thereto; provided, however, that no representation or warranty is given regarding any equipment lease between the Company, on the one hand, and Back Nine or 19th Hole, LLC, a California limited liability company (“19th Hole”) on the other hand.  True and complete copies of all leases and licenses listed on Schedules 4.8(b) and (c) have been provided to Purchaser.

                    4.9           Tangible Assets.  The Tangible Assets are sold as-is.

                    4.10         Condition of Real Property.  To Seller’s Knowledge, no condemnation proceeding is pending or threatened, which would impair the occupancy, use or value of any of the Real Property.  To Seller’s Knowledge, the Company has the exclusive right to use and occupy the Real Property pursuant to the terms of the real property leases listed on Schedule 4.8(b), and all material permits required to have been issued or appropriate to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.  Except as set forth on Schedule 4.10, the Company has not subleased, assigned or transferred any of its rights with respect to the Real Property, and the Company has not entered into any agreement to do so (other than to the extent any such action(s) may have been taken by Anderson or Beale).  To Seller’s Knowledge, there are no outstanding notices of any uncorrected written violations of applicable building, safety, fire or housing ordinances with respect to the Real Property.

                    4.11         Intellectual Property and Proprietary Rights.  Schedule 4.11(a) contains a true and complete list of all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, copyright registrations and applications, software source code and grants of a license or right to the Company with respect to any of the foregoing, owned or claimed to be owned by the Company and used or proposed to be used by the Company in the conduct of its business, whether registered or not (collectively, the “Intellectual Property Rights”), except as to customary “off the shelf” software used in the Ordinary Course, including, without limitation, Microsoft Windows and Office programs.  The Company owns and has the unrestricted right to use the Intellectual Property Rights and every trade secret, know-how, process, discovery, development, design, technique, customer and supplier list, marketing and purchasing strategy, invention, process, confidential data and/or other information (collectively, “Proprietary Information”) used in its business, free and clear of any right, equity or claim of others.  The Company has not sold, transferred, assigned, licensed or subjected to any Lien any Intellectual Property Right or Proprietary Information or any interest therein.  No Intellectual Property Right or Proprietary Information conflicts with, infringes on or otherwise violates any rights of others or is subject to any pending or, to Seller’s Knowledge, threatened litigation or other adverse claim of infringement by any other Person.

                    4.12           Insurance.  Schedule 4.12 contains a true and complete list (including the name of the insurer, policy number, coverage amount, deductible amount, premium amount and expiration date) of all insurance policies and bonds and self insurance arrangements currently in force that cover or purport to cover risks or losses to or associated with the Company’s business, operations, premises, properties, assets, employees, agents and directors.  The insurance policies, bonds and arrangements described on Schedule 4.12 (the “Policies”) are in full force and effect.  No facts or circumstances exist that would cause the Company to be unable to renew their existing insurance coverage as and when the same shall expire (and to continue to be able to obtain additional bonding for new projects as required), in either case upon terms at least as favorable as those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company.  The Company is not in material breach of or in material default under any of the Policies, has received any written notice of pending or threatened cancellation of any Policy, and no claim or coverage under any Policy is currently being disputed.

                    4.13           Indebtedness.  The Company has no material liability or obligation for Indebtedness other than as set forth on Schedule 4.13(a) and true and complete copies of all material instruments and documents, if any, evidencing, creating, securing or otherwise relating to such Indebtedness have been delivered to Purchaser.  No event has occurred and no condition has become known to the Company or any Seller that constitutes or, with notice or passage of time, or both, would constitute a material default or termination under any instrument or document relating to or evidencing such Indebtedness.

                    4.14           Judgments; Litigation.  Except as set forth on Schedule 4.14, there is no: (a) outstanding judgment, order, decree, award, stipulation or injunction of any local, state, federal or foreign court, government or governmental department, commission, instrumentality, board, agency or authority (“Governmental Entity”) against the Company or any of its properties, assets or business; (b)  action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation, whether civil, criminal or administrative (“Action”), by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending or, to the Seller’s Knowledge, threatened, against the Company or any of its properties, assets or business; (c) to the Seller’s Knowledge, fact or circumstance which is reasonably likely to lead to the instigation of any Action by or against the Company; (d) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Entity against Seller or any of its properties, assets or business that restricts or could adversely affect Seller’s ability to sell and transfer the Shares pursuant to this Agreement; or (e) any Action by or before any Governmental Entity or arbitrator or any appeal from any of the foregoing pending, or to Seller’s Knowledge, threatened against Seller or any of its properties, assets or business that restricts or could adversely affect Seller’s ability to sell and transfer the Shares pursuant to this Agreement.

                    4.15           Employee Benefit Plans and Compensation.

(a)           Schedule 4.15(a) contains a true and complete list of each current material written current employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to for any of the employees of the Company (the “Benefit Plans”).  Schedule 4.15(a) identifies each of the Benefit Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Seller delivered or made available to the Purchaser true and complete copies of all material documents in its possession in connection with each Benefit Plan.

(b)           Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable laws, rules and regulations, including but not limited to ERISA and the Code (except for violations or failures which are not reasonably likely to result in a Material Adverse Effect) and neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” under Section 414 of the Code is subject to any material Liability, including additional contributions, fines, taxes, penalties, or retroactive premiums or similar adjustments with respect to any Benefit Plan.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or there is additional time available to request such a determination).  To Seller’s Knowledge, no event or condition has occurred or is expected to occur that would adversely affect the qualified status of any such Benefit Plan subsequent to such determination.  Each Benefit Plan is fully funded.  The Company does not maintain or make contributions to, and has not at any time in the past maintained or made contributions to, any employee benefit plan that (i) is or was subject to the minimum funding standards of ERISA or (ii) is or was subject to collective bargaining.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) entitle any independent contractor, employee, officer or director of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any independent contractor, employee, officer or director of the Company.  Within the three year period immediately preceding the Closing Date, the Company has not taken any action to entitle, and the Company does not owe, any current or former independent contractor, employee, officer or director of the Company any severance pay or any other compensation that has not previously been paid in its entirety.

                                (c)           Company has paid those items as disclosed on Schedule 4.15(c), including the compensation (including, but not necessarily limited to, all salaries, bonuses and commissions) and expense reimbursements owed to the Company’s independent contractors, employees, officers and directors for or in connection with any services rendered or expenses incurred included on Schedule 4.15(c).

(d)           Each director, officer and employee of the Company who is to provide a resignation pursuant to Section 3.6(o) has previously received any and all expense reimbursements, salary, bonuses, commissions and any other form of compensation they are each entitled to receive for services rendered prior to the Closing and will not, after the Closing, be entitled to receive any expense reimbursements, salary, bonuses, commissions or any other form of compensation from the Company or Purchaser.

4.16           Permits, Licenses, Etc.

(a)           To Seller’s Knowledge, the Company possesses, and is in material compliance with, all material franchises, licenses, permits, certificates, authorizations, rights and other approvals of Governmental Entities necessary to (i) occupy, maintain, operate and use the Real Property as it is currently used and proposed to be used, (ii) conduct its business as currently conducted and as proposed to be conducted, and (iii) maintain and operate the Benefit Plans (collectively the “Permits”).  Schedule 4.16(a) contains a true and complete list of all Permits.  Each Permit has been lawfully and validly issued and is in full force and effect, and no proceeding is pending or, to Seller’s Knowledge, threatened with respect to the revocation, suspension or limitation of any Permit.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit and, except as set forth in Schedule 4.16(a), no Permit will require the consent of its issuing authority to, or as a result of the consummation of, the transactions contemplated hereby.

(b)           The Company has not been notified or presently has no reason to believe any of the Permits will not be renewed in the Ordinary Course upon its expiration.  The Company is not in breach of, nor has it received any claim or assertion (in writing or otherwise) that the Company has breached any of the terms or conditions of any Permit.

                    4.17           Regulatory Filings.  The Company has made all material required registrations and filings with and submissions to all applicable Governmental Entities relating to the operations of the Company as currently conducted and as proposed to be conducted.  All such registrations, filings and submissions were in compliance with all Legal Requirements and other requirements when filed, no material deficiencies have been asserted by any such applicable Governmental Entities with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

                    4.18           Consents.  Schedule 4.18 sets forth all material consents, authorizations and approvals of, and all filings, notices and registrations with, any Person to, or as a result of the consummation of, the transactions contemplated hereby that are necessary in connection with the operations and business of the Company as currently conducted and as proposed to be conducted or are required to be obtained or made by the Company.  All such consents and filings have been obtained or made or will be obtained or made by the Company prior to the Closing.

                    4.19           Material Contracts; No Defaults.

(a)           To Seller’s Knowledge, Schedule 4.19 contains a true and complete list and description of all material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company (the “Contracts”) by which they or their properties, rights or assets are bound which:

(i)             involve consideration with a value of $50,000 in the aggregate or more over its term (other than Ordinary Course customer contracts);

(ii)            cannot be terminated by the Company on less than 90 days’ notice without penalty or payment of damages exceeding $5,000 in each case.

(iii)           evidence or provide for Indebtedness;

(iv)           guarantee the performance, liabilities or obligations of any other entity;

(v)            restrict in any material respect the ability of the Company to conduct any business activities;

(vi)           involve, as parties thereto, Seller, Parent Co. or CVC or any Affiliate of Seller, Parent Co. or CVC;

(vii)          are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement;

(viii)         involve more than $10,000 and will require the Company to purchase or provide goods or services for a period of more than 90 days after the Closing Date; or

(ix)           are otherwise material to the Company’s business.

True and complete copies of such written Contracts and summaries of the significant terms and conditions of such oral Contracts have been provided to Purchaser.

(b)           Each Contract is, and immediately after the Closing will be (on identical terms), legal, valid, binding, enforceable against the Company and in full force and effect in the form delivered to Purchaser. The Company is not, and, to Seller’s Knowledge, no other party is in material breach of or default under any Contract, and the Company has not received in writing or otherwise any claim or assertion that the Company is in material breach of or default under any Contract.

(c)           No event has occurred or, based on facts presently known to exist, is reasonably anticipated which with notice or lapse of time or both would constitute a breach or default, or permit termination, acceleration or modification, under any Contract.

                    4.20           Employment Laws.  Except to the extent expressly provided in Schedule 4.20:

(a)           The Company is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety with respect to its business, and has not received notice of, and, to Seller’s Knowledge, is not engaged in, any unfair labor practice with respect to its business.

(b)           There is no labor strike, dispute, slowdown or stoppage pending or, to Seller’s Knowledge, threatened against or affecting the Company.  No employee of the Company is represented by a union.

(c)           There are no claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees)), governmental investigations or administrative proceedings of any kind pending or, to Seller’s Knowledge, threatened against or relating to the Company, its employees or employment practices, or operations as they pertain to conditions of employment that could have a Material Adverse Effect; nor is the Company subject to any order, judgment, decree, award or administrative ruling arising from any such matter that could have a Material Adverse Effect.

                    4.21           Principal Customers.  Schedule 4.21 contains a true and complete list of the names and addresses of the ten (10) largest customers, as measured by the fees received from such customer during each of the twelve (12) months ended December 31, 2008 and for the six (6) months ended June 30, 2009.  Except as set forth on Schedule 4.21, in the last twelve (12) months, no such customer (i) has cancelled, suspended or otherwise terminated its relationship with the Company, or (ii) has advised the Company of its intention to cancel, suspend or otherwise terminate its relationship with the Company, or to materially reduce its business or adversely change the terms upon which it pays for goods or services from the Company.  Subject to the receipt of all applicable consents, approvals, and authorizations described in Schedule 4.18 and the Company does not, except as disclosed on Schedule 4.21, reasonably anticipate that any customer listed on Schedule 4.21 will cancel, suspend or terminate its relationship with the Company, or materially reduce its business or adversely change the terms upon which it pays for goods or services from the Company as a result of the consummation of the transactions contemplated by this Agreement.  The Company has not taken any action that would result in the cancellation, suspension or termination of its relationship with any customer (other than to the extent any such action(s) may have been taken by Anderson or Beale).

                    4.22           Compliance with Law.  Except as set forth in Schedule 4.22, in all material respects, the Company (a) currently is not in violation of, or conducting its business or operations in violation of, or using or occupying its properties or assets in violation of, any Legal Requirement, (b) since March 2006, has not violated, conducted their business or operations in violation of, or used or occupied their properties or assets in violation of, any Legal Requirement, or (c) since March 2006, has not received any notice of any alleged violation of, or any citation for noncompliance with, any Legal Requirement.  To Seller’s Knowledge, there are no facts that are reasonably likely to give rise to any violation by the Company of any Legal Requirement.

                    4.23           Environmental Laws.

(a)           To Seller’s Knowledge and except as disclosed on Schedule 4.23, (i) the Company is in material compliance with all applicable Environmental Laws (as defined below), (ii) the Company has not generated, processed, produced, stored, treated, transported, Released or disposed of any Hazardous Materials (as defined below) at, in, on, under, about or from the Real Property (including facilities previously leased or owned by the Company or, to Seller’s Knowledge, any other business the stock or net assets of which have been acquired by the Company) or at any other location except in material compliance with all applicable Environmental Laws, and (iii) the Company has not received from any Governmental Entity or any other Person, any material notice of violation, notice to comply, compliance schedule, administrative or judicial complaint or proceeding, information request, order, enforcement action or lien with respect to alleged or alleging material potential violations of or liabilities under Environmental Laws by or on behalf of the Company or relating to the Real Property (including facilities previously leased by the Company).  The Company has provided Purchaser with copies of all material reports in their possession of environmental compliance audits, environmental assessments, environmental inspection reports, and correspondence with or submissions to Governmental Entities under Environmental Laws, in each case in connection with the operation of the Company’s business or the Real Property.

(b)           “Environmental Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, decrees, orders and agreements, which purport to regulate the generation, processing, production, storage, treatment, transport or Release (as defined below) of Hazardous Materials to the environment, or impose requirements, conditions or restrictions relating to environmental protection, management, planning, reporting or notice, or public or employee health and safety.

(c)           “Hazardous Material(s)” shall mean any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, biohazardous materials, pollutant, toxic substance, pesticide, contaminant or words of similar import under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law.

(d)           “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Material).

                    4.24           Brokers’ Fees.  Except as set forth on Schedule 4.24, no broker, finder or similar agent has been employed by or on behalf of the Company, Seller, Parent Co. or CVC in connection with this Agreement or the transactions contemplated hereby, and neither the Company, Seller, Parent Co. or CVC has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                    4.25           Taxes.  Except as to any matters disclosed in Schedule 4.25:

(a)           The Company has (i) filed all Tax Returns required to be filed by any jurisdiction to which it is subject, (ii) paid in full on a timely basis all Taxes due and claimed to be due by each such jurisdiction, (iii) duly collected or withheld and timely paid all Taxes required to be collected from others or deducted and withheld from any amounts paid to employees or others, and (iv) properly completed and filed all sales tax exemption certificates for sales where Tax was not charged.  Such Tax Returns accurately and completely set forth all relevant items and accurately reflect the Tax Liabilities for such periods.  No material Tax deficiency or penalty has been asserted or, to Seller’s Knowledge, threatened by any such jurisdiction against the Company.  “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  “Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)           There is no audit of any Tax Return of the Company in progress.  The Company has no notice nor any knowledge of any threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes, there are no matters under discussion with any governmental authorities with respect to Taxes that could result in an additional amount of Taxes, and no governmental authority has indicated that it intends to audit any Tax Return of the Company.

(c)           The Company has not (i) waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) been a party to any Tax allocation or sharing agreement, (iii) been a member of any affiliated group (other than the affiliated group of which the Parent Co. is the common parent) filing a consolidated federal income tax return, nor taken any other action that could result in Liability for Taxes of an affiliated group (other than the affiliated group of which the Company is the common parent) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), including as a transferee or successor, by contract, or otherwise, or (iv) is currently the beneficiary of any extensions of time within which to file any Tax Return. “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor is there any material factual or legal basis for any such claim.

(d)           Schedule 4.25(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company since January 1, 2005, and indicates those income Tax Returns that have been audited and those that are currently the subject of an audit.  The Company has delivered to the Purchaser correct and complete copies of all state, federal, and foreign income tax returns with respect to all taxable periods for which the statute of limitations is still open, and copies of all examination reports and statements of deficiencies that have been assessed against or agreed to by the Company and that may have a material effect on the tax liability of the Company for any present or future taxable period or for any past taxable period for which the statute of limitations is still open.

(e)           The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(f)           The Company has not (i) agreed or consented at any time under Section 341(f) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any assets, (ii) agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company for Taxes, (iii) made an election, nor is it required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (iv) made any of the foregoing elections nor is it required to apply any of the foregoing rules under any comparable state or local tax provision.  The Company does not own any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under Section 103(a) of the Code.

(g)           The Company is not a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code.

(h)           The Company has not made or become obligated to make, nor will Seller or the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(i)           There are no Liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the Shares or any of the assets of the Company.

(j)           There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

(k)           The Company does not have outstanding any “deferred gain” resulting from any “deferred intercompany transaction,” as both such terms were used in Section 1.1502-13 of the Treasury Regulations as such was in effect for taxable years beginning before July 12, 1995.

(l)           The Company does not have outstanding any “intercompany items” or any “corresponding items” from any “intercompany transactions,” as such terms are used in Section 1.1503-13 of the Treasury Regulations as such is in effect for taxable years beginning on or after January 1, 2005, that have not previously been taken into account under the terms of such regulation.

(m)           The Company does not currently have or in the past had any “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country or has otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(n)           The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end prior to the date hereof, exceed the reserve for Tax Liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the June 30, 2009 Balance Sheet (other than in any notes thereto) that has been made available to the Purchaser and (B) will not, as of the Closing Date, exceed said reserve.

(o)           The Company has not agreed, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(p)           The Company has not entered into a transaction that is currently being accounted for under the installment method of 453 of the Code or similar provision for state-tax purposes.

(q)           The Company is not a party to any transactions pursuant to which income has been realized but not recognized for tax purposes.

(r)           The Company is not a party to any closing agreement pursuant to Section 7121 of the Code or any similar provisions of state law, and is not subject to any private letter ruling or similar pronouncement with respect to any tax matter.

4.26           Accounts Receivable.  To Seller’s Knowledge, except as disclosed in Schedule 4.26, the Company’s notes and accounts receivable related to any services provided or products sold on or after July 20, 2009 are valid receivables arising from bona fide transactions entered into in the Ordinary Course and are current and collectible in full in accordance with their terms, and are not subject to any valid counterclaims or setoffs; provided, however, that the foregoing in no way guarantees the actual collection of any accounts receivable.

4.27           [Intentionally Deleted.]

4.28           Corrupt Practices.  Neither the Company, Seller nor Parent Co., or to Seller’s Knowledge, any of Seller’s employees, have directly or indirectly, with respect to any business conducted by the Company, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property or services (i) to obtain favorable treatment for business or any contracts or agreements secured, (ii) to pay for favorable treatment for business or any contracts or agreements secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Law; provided, however, that no representation or warranty is provided regarding any such action(s) that may have been taken by Anderson or Beale.

4.29           No Insolvency.  No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, against the Company, Seller or Parent Co. or any assets of the Company, Seller or Parent Co. is pending or, to Seller’s Knowledge, threatened.  Neither the Company, Seller nor Parent Co. has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceeding.

4.30           Disclosures.  No representation or warranty of Seller or Parent Co. in this Agreement or any Exhibit or Schedule hereto, nor any information or certificate delivered or to be delivered by the Company, Seller or Parent Co. in accordance with the terms hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading.  With respect to any oral agreement or arrangement disclosed in Seller’s Disclosure Schedule, only those terms of such oral agreement expressly described in such Schedule shall be deemed to have been disclosed to Purchaser thereby. There is no fact known to the Company, Seller or Parent Co. which would have a Material Adverse Effect, or which the Company, Seller or Parent Co. believes may have a Material Adverse Effect, on the Company, its business or any of its assets which has not been disclosed in this Agreement or any Schedule or Exhibit hereto.

4.31           No Other Payments Owed to Seller or Parent Co.  Following the Closing, the Company will not owe any payments to Seller or Parent Co. other than any payments owed to Seller pursuant to this Agreement or the Credit Agreement.

4.32           Additional Representations and Warranties.  Seller and Parent Co. also make all the representations and warranties set forth in Exhibit F attached hereto.

4.33           Reliance.  The representations and warranties in this Section 4 and Exhibit F attached hereto are made by Seller and Parent Co. with the knowledge and expectation that Purchaser is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement.

         5.           Representations and Warranties of Purchaser.  As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth in the disclosure schedule delivered by Purchaser and attached hereto as Schedule 5 with multiple subparts (the “Purchaser’s Disclosure Schedule”), Purchaser makes the representations and warranties to Seller set forth in this Section 5.  Nothing in the Purchaser’s Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Purchaser’s Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  An exception in the Purchaser’s Disclosure Schedule relating to one representation or warranty shall be deemed to qualify or to serve as an exception to another representation or warranty to the extent such exception expressly cross-references one or more applicable representations set forth in another section of this Section 5.  The Purchaser’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

                    5.1           Organization; Good Standing; Authority.  Purchaser is duly organized and validly existing as a corporation in good standing under the laws of the State of California.  Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.  The execution and delivery of this Agreement, the Note, the Second Note and the Credit Agreement by Purchaser and the performance of its obligations hereunder and thereunder have been, to the extent necessary, duly and properly authorized and no other action or approval by Purchaser or any other Person, except as otherwise provided in this Agreement, is necessary for the execution, delivery or performance of this Agreement by Purchaser.

                    5.2           Execution and Delivery.  Except as set forth on Schedule 5.2 or any consents, approvals or authorizations the Company or Seller is obligated to obtain pursuant to this Agreement, all consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Purchaser of this Agreement have been duly and lawfully obtained, and Purchaser has full right, power, authority and capacity to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

                    5.3           No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser will not (a) except as set forth on Schedule 5.3, conflict with or result in a breach or violation of any term or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any Person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Purchaser is a party or by which Purchaser is bound or affected or to which any of the property or assets of Purchaser are bound or affected, (b) result in the violation of the provisions of the Articles of Organization or Operating Agreement of Purchaser or any Legal Requirement, or (c) result in the creation or imposition of any Lien upon any property or asset of Purchaser.

                    5.4           Brokers.  Except as set forth on Schedule 5.4, no broker, finder or similar agent has been employed by or on behalf of Purchaser or any affiliate of Purchaser in connection with this Agreement or the transactions contemplated hereby, and neither Purchaser nor any affiliate of Purchaser has entered into any agreement, arrangement or understanding of any kind with any Person for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

                    5.5           Investment.  Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or qualified under any state blue sky or other securities laws, and may not be resold absent registration under the Securities Act and qualification under applicable state blue sky or other securities laws, or an applicable exemption from the registration and prospectus delivery requirements of the Securities Act (and applicable blue sky or other securities laws).  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view towards the resale or distribution thereof in violation of the Securities Act or any blue sky or other securities laws.

5.6           Ownership of Certain Assets.  Prior to the Closing, the assets listed on Schedule 5.6 were contributed to Back Nine and all of those assets are owned by Back Nine as of the Closing Date.  Immediately prior to the Closing, all said assets of Back Nine were subject to no Liens other than the Liens listed on Schedule 5.6 (Back Nine is to grant a security interest in said assets pursuant to the Collateral Agreement).

5.7           Tax Returns.  Schedule 5.7 contains true and correct copies of Back Nine’s federal tax returns for its 2006, 2007 and 2008 tax years, and those tax returns are complete and correct in all material respects.

5.8           No Further Payments to Anderson or Beale.  After the Closing, neither Parent Co. nor Seller will be liable for any further compensation or benefits (or any other form of payment or reimbursement) to Anderson or Beale; provided, however, that any options or other rights to purchase capital stock previously granted to Anderson or Beale by Parent Co. will remain in force and effect pursuant to the respective terms of any such agreements or arrangements.

         6.           Other Agreements; Further Assurances.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party shall take or cause to be taken all such necessary or desirable action and execute, deliver and file, or cause to be executed, delivered and filed, all necessary or desirable documentation.

         7.           Indemnification.

                     7.1           Survival Provisions.

(a)           The representations and warranties, covenants and agreements of the Parties hereto contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby (and any examination, or knowledge of, or investigation by or on behalf of any Party).

(b)           Claims for indemnification pursuant to Section 7.2(a) must be made by delivery of written notice to the party against whom the indemnification claim is made, setting forth in general terms the basis for the indemnification claim, no later than the first anniversary of the date of this Agreement (the “Termination Date”); provided, however, claims for indemnification for Damages (defined below) arising from any material breach of the representations and warranties contained in Sections 4.1 (Title to Shares), 4.2 (Organization, Good Standing, Authority), 4.3 (Execution and Delivery), 4.4 (No Conflicts), 4.13 (Indebtedness), 4.15 (Employee Benefit Plans and Compensation), 4.22 (Compliance with Law), 4.23 (Environmental Laws), 4.25 (Taxes), 4.28 (Corrupt Practices) or claims for intentional misrepresentations (collectively, “Excluded Claims”) may be made at any time, subject to the applicable statute of limitations.  The Termination Date or the applicable later date as described above is referred to herein as the “Claims Period”.

                     7.2           Indemnification.

(a)           Subject to the limitations set forth in Section 7.3, the Seller and Parent Co. hereby covenant and agree, jointly and severally, to defend, indemnify and hold harmless Purchaser and its affiliates (collectively, the “Purchaser Indemnitees”) from and against any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other liabilities of any kind or nature whatsoever, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees (collectively, “Damages”) arising out of or resulting from: (i) any material inaccuracy in or breach of any representation or warranty made by Seller or Parent Co. in this Agreement or in any certificate delivered by the Company, Seller or CVC pursuant to this Agreement; (ii) the failure of Seller or Parent Co. to perform or observe any covenant, agreement or condition to be performed or observed by such Person pursuant to this Agreement; or (iii) the failure of Seller to perform or observe any covenant, agreement or condition to be performed or observed by Seller pursuant to the Credit Agreement.

(b)           Purchaser hereby covenants and agrees to defend, indemnify and hold harmless Seller from and against any and all Damages arising out of or resulting from: (i) any material inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement and (ii) the failure of Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by Purchaser pursuant to this Agreement, the Note, the Second Note or the Credit Agreement.

                     7.3           Limitations on Indemnification.

(a)           Notwithstanding any other provision of this Section 7 to the contrary, no Party shall be obligated to defend, indemnify or hold harmless any Purchaser Indemnitee for breaches of representations or warranties unless and until the aggregate amount of Damages incurred by all Purchaser Indemnitees exceeds an amount equal to $50,000.00 (the “Deductible Amount”), in which event Seller and Parent Co. shall be obligated to defend, indemnify and hold harmless Purchaser Indemnitees from and against all Damages incurred by Purchaser Indemnitees in excess of the Deductible Amount; provided, however, that Seller and Parent Co. will not be entitled to the benefit of the Deductible Amount with respect to Excluded Claims or any Damages arising under any intentional misrepresentation or breach of any representation or warranty involving fraud or willful misconduct.

(b)           Neither Seller nor Parent Co. shall be obligated to indemnify Purchaser in excess of the Purchase Price actually paid by Purchaser pursuant to Section 2 (the “Cap Amount”); provided, however, that Seller and Parent Co. will not be entitled to the benefit of the Cap Amount with respect to any Damages arising under any intentional misrepresentation or breach of any representation or warranty involving fraud or willful misconduct.

                     7.4           Third Party Claims.

(a)           If any party entitled to be indemnified pursuant to Section 7.2 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall immediately notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages or other prejudice or expense to the Indemnifying Party directly resulted or were caused by such failure.

(b)           Except with respect to any Special Claim, the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such thirty-day period, in which case the Indemnifying Party shall have until the date that is ten (10) days before the required response date; provided, however, in every case, the Indemnifying Party shall have at least ten (10) days in which to respond) to acknowledge responsibility for the entire amount of the Indemnifiable Claim and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent if the settlement requires the Indemnified Party to admit wrongdoing, pay any fines or refrain from any action and (iii) if, in the written opinion of independent counsel selected by the Indemnifying Party and approved by the Indemnified Party, the Indemnified Party has separate, material defenses from the Indemnifying Party or that there is a material and significant conflict of interest between the Indemnified and Indemnifying Parties, then the Indemnified Party shall be permitted to retain special counsel of its own choosing (approved by the Indemnifying Party); the reasonable expenses of such special counsel shall be paid by the Indemnifying Party, provided that such special counsel’s role shall be limited to address only those issues where a conflict exists.  So long as the Indemnifying Party has taken responsibility for and continues to defend the Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed.  “Special Claim” means any Indemnifiable Claim involving any possibility of criminal liability, an action for injunctive relief, or an action by any Governmental Entity.

(c)           If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice (or before an earlier date as specified above, if the claim or Action requires a response before the expiration of such thirty (30) day period), that it acknowledges responsibility for the entire amount of the Indemnifiable Claim and elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifiable Claim involves a Special Claim, the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing, the Indemnifiable Claim in the exercise of its reasonable discretion at the expense of the Indemnifying Party; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim; and provided further, if the Indemnifying Party subsequently acknowledges responsibility and takes over the defense of the matter, the Indemnifying Party shall have the right to substitute legal counsel of its own choosing with respect to the defense of the Indemnified Party.

                    7.5           Indemnification Payments.

(a)  All payments from one Party to this Agreement to another Party to this Agreement made under this Section 7 are in the nature of adjustments to the Purchase Price and each Party agrees that it will file its federal, state and local Tax returns in a manner consistent with treating such payments as adjustments to the Purchase Price.  Any indemnity payments required to be made by a Party to this Agreement under this Section 7 shall be made promptly via wire transfer of immediately available funds to such bank and accounts as are designated by the recipient(s) of such indemnity payments.

(b)           The amount of any Damages to which any Party shall be entitled shall be calculated net of (i) any tax benefit actually received by the Indemnified Party in respect of losses giving rise to such liabilities and (ii) any insurance proceeds actually collected by the Indemnified Party in respect of such loss; provide, however, that the amount of such insurance proceeds collected by the Indemnified Party shall be adjusted to exclude from total proceeds the amount of any self-insurance, retro premiums or other portion of such proceeds that are ultimately borne by the Indemnified Party rather than the insurer.

(c)           Notwithstanding any other provision of this Agreement, neither Seller nor Parent Co. will be liable for any breach of any representation or warranty contained in Exhibit F unless there are Damages related to any such representation or warranty that arise under or are related to any action taken or claim asserted by CVC or any of its affiliates, subsidiaries or assigns.  This Section 7.5(c) in no way limits the liability of Seller or Parent Co. for the breach of any representation or warranty contained in this Agreement other than those representations and warranties in Exhibit F regardless of whether any representations or warranties outside of Exhibit F are the same as or substantially similar to any representations or warranties contained in Exhibit F.

8.              General Provisions.

                        8.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) when delivered personally, (b) on the third business day after mailing by registered or certified mail (return receipt requested), postage prepaid, or (c) on the business day immediately following the day sent by overnight courier, in any case to the applicable Party at the following address (or at such other address for a Party as shall have been specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)                if to Seller, to:

General Environmental Management, Inc.
3191 W. Temple Avenue
Pomona, California 91768
Attention:  Mr. Tim Koziol
Telephone:  909-444-9500
Facsimile:  909-444-8356

(b)           if to Parent Co., to:

General Environmental Management, Inc.
3191 W. Temple Avenue
Pomona, California 91768
Attention:  Mr. Tim Koziol
Telephone:  909-444-9500
Facsimile:  909-444-8356

In the case of (a) and (b) above, with a copy to:

Lund LAW Group
1451 Quail Street, Suite 202
Newport Beach, CA 92660
Attention:  Patrick Lund, Esq.
Telephone:  949-250-4230
Facsimile:  949-250-4503

(c)           if to Purchaser, to:

MTS Acquisition Company, Inc.
c/o Back Nine LLC
1196 E. Willow Street
Signal Hill, California 90755
Attention:  Mr. Paul Anderson
Telephone:  562-436-2999
Facsimile:  562-495-1039

with a copy to:

Matt Sumrow, Esq.
4695 MacArthur Court, Suite 310
Newport Beach, California 92660
Telephone: 949-468-3204
Facsimile: 866-471-4537

8.2           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

                    8.3           Third Party Rights.  Except as provided in Section 7, notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including, without limitation, any employee broker or finder), and this Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

                    8.4           Entire Agreement.  This Agreement, including the exhibits and schedules attached hereto and other documents referred to herein, contains the entire understanding of the Parties hereto with respect of its subject matter and supersedes all prior and contemporaneous agreements and understandings, oral and written, by or among the Parties with respect to such subject matter.

                    8.5           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  This Agreement and the rights and obligations hereunder shall not be assignable by any Party, without the written consent of the other Parties and any such purported assignment by any Party without such consent shall be void.

                    8.6           Counterparts; Facsimile and pdf Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and any other document or instrument relating hereto may be executed by a Party’s signature transmitted by facsimile (“fax”) or e-mailed pdf (“pdf”), and copies of this Agreement and any such document or instrument executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies executed and delivered with original signatures.  All Parties hereto may rely upon faxed or pdf signatures as if such signatures were originals.  Any Party executing and delivering this Agreement and any such document or instrument by fax or pdf shall promptly thereafter deliver a counterpart signature page and the fully executed original or counterpart original of any such document or instrument containing said Party’s original signature.  All Parties hereto agree that a faxed or pdf signature may be introduced into evidence in any proceeding arising out of or related to this Agreement or any such document or instrument as if it were an original signature.

                    8.7           Recitals, Schedules and Exhibits.  The recitals, schedules and exhibits to this Agreement are incorporated herein and made a part hereof as if fully set forth at length herein.

                    8.8           Construction.  The section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the singular number shall include the plural and vice versa.  Unless the context expressly indicates otherwise, forms of the verb “including” mean “including without limitation” and the word “or” is inclusive and means “and/or.”

                    8.9           Governing Law.  This Agreement is governed by the laws of the State of California as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies, without giving effect to any choice or conflict of law provision of any jurisdiction.

8.10         Jurisdiction and Venue.  Any dispute arising under or related to this Agreement will be resolved exclusively in state or federal court in Los Angeles County, California.  The Parties hereby consent to such exclusive jurisdiction and venue and waive any objections thereto.

                    8.11         Waiver.  Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof.  Any waiver affected pursuant to this Section 8.11 shall be binding upon all Parties hereto.  No failure to exercise nor any delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.  No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of any preceding or subsequent breach of the same or any other covenant or agreement.  The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, at law or in equity, that such Party may have against any of the other Parties.

                    8.12         Amendment.  No supplement, modification, amendment or waiver of this Agreement shall be binding unless executed in writing by Purchaser, on the one hand, and Seller and Parent Co., on the other hand.

                    8.13         Publicity.  The initial press release relating to the execution and delivery of this Agreement shall be a joint press release, to be agreed upon by Purchaser and Seller.

                    8.14         Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled, at law or in equity.

                    8.15         Cumulative Remedies.  All rights and remedies of the Parties hereto are cumulative of each other and of every other right or remedy a Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.16          Expenses.  All costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses; provided, however, that (i) Purchaser and Seller will each reimburse CVC for fifty percent (50%) of such expenses incurred by CVC and (ii) in no event will Purchaser be required to reimburse CVC for more than $10,000.00 of such expenses..

8.17          Legal Counsel.  Regarding this Agreement and the transactions contemplated hereby, the following Parties have the following legal representation: The Law Office of Matt Sumrow represents Purchaser; the Lund LAW Group represents the Company, Seller and Parent Co..

 [Signatures follow on next page.]

IN WITNESS WHEREOF, each of the Parties has executed this Stock Purchase Agreement, or has caused this Stock Purchase Agreement to be executed on its behalf by a duly authorized representative, all as of the date first written above.

“Seller”	“Purchaser”

GENERAL ENVIRONMENTAL MANAGEMENT, INC., a Delaware corporation	MTS ACQUISITION COMPANY, INC., a California corporation

By:	By:
Print Name: Title:	Print Name: Paul Anderson Title: Chief Executive Officer

“The Company”	“Parent Co.”

GEM MOBILE TREATMENT SERVICES, INC., a California corporation	GENERAL ENVIRONMENTAL MANAGEMENT, INC., a Nevada corporation

By:	By:
Print Name: Title:	Print Name: Title:

Paul Anderson and John Beale hereby sign this Stock Purchase Agreement in their individual capacities solely for the purpose of acknowledging and agreeing to Section 5.8.

Paul Anderson

John Beale

List of Exhibits and Schedules

Exhibit A	Collateral Agreement

Exhibit B	Note

Exhibit C	Credit Agreement

Exhibit D	Second Note

Exhibit E	Parent Collateral Agreement

ExhibitF	Additional Representations and Warranties

Schedule 2.4	Tangible Assets

Schedule 2.5	Accounts Receivable Retained by the Company

Schedule 3.2	Liabilities Paid or to be Paid by Seller

Schedule 3.6(e)	Consents to be Obtained by Seller and/or the Company

Schedule 3.6(n)	Consents to be Obtained by Purchaser

Schedule 4	Seller’s Disclosure Schedule (with subparts)

Schedule 5	Purchaser’s Disclosure Schedule (with subparts)

STOCK PURCHASE AGREEMENT

BY AND AMONG

GENERAL ENVIRONMENTAL MANAGEMENT, INC,

a Delaware corporation (“Seller”),

MTS ACQUISITION COMPANY, INC.,

a California corporation (“Purchaser”)

GEM MOBILE TREATMENT SERVICES, INC.,

a California corporation (the “Company”)

GENERAL ENVIRONMENAL MANAGEMENT, INC.,

a Nevada corporation (“Parent Co.”)

DATED EFFECTIVE AS OF AUGUST 17, 2009